EXHIBIT 99


NEWS RELEASE: Gerber Public Relations
              Contact:  Phil Stevens, Gerber Public Relations - (503) 221-0100


FOR IMMEDIATE RELEASE
April 18, 1997


                       RESIGNATION LEADS TO SEARCH FOR NEW
                             CHIEF EXECUTIVE OFFICER


      Portland, Ore. -- United Grocers, Inc. has announced that Alan Jones has decided to take early retirement from his post as president and chief executive officer, effective immediately. To assist in the transition, Jones will serve as acting CEO until a successor is found.

      The United Grocers board of directors will be conducting a nationwide search to find a suitable replacement for the $1.3 billion grocery cooperative.

      "Alan is leaving with tremendous respect from the United Grocers' board of directors, employees and those in the grocery industry," said Gordon Smith, chairman of the United Grocers' board of directors. "In the thirty years under Alan's leadership, United Grocers experienced significant growth in sales. Our goal remains to respond to the needs of the independent supermarket operator in the markets we serve, so they can remain competitive with other retailers and provide leadership in quality products and service."

      United Grocers, Inc. is a retailer-owned cooperative serving more than 390 member stores throughout Oregon, Washington and California. The company operates distribution centers in Portland and Medford, Ore., and Tracy and Modesto, Calif.

      United Grocers is best known by the names of its advertising groups -- Thriftway Stores, Sentry Supermarkets and Select Markets -- or by independent operators such as Kienow's, Price Chopper, Ray's Food Place, Wizer's, Food Valu, Hank's and many other fine independent grocers.

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